Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement states our agreement with respect to employment of John Hendrickson by Ramco-Gershenson Properties Trust and its subsidiary Ramco-Gershenson, Inc. (collectively, the “Trust”).

1.    Your Employment Duties and Responsibilities. During the “Term” (as defined in paragraph 2 below), you will be employed by the Trust as its Executive Vice President and Chief Operating Officer. You will devote substantially all of your full working time and attention, as well as your best efforts, to such position. You will report to the Chief Executive Officer of the Trust and will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of the Chief Operating Officer of a publicly traded real estate investment trust or as may from time to time be lawfully established by the Chief Executive Officer of the Trust in his reasonable judgment. Your primary work location shall be at the Trust’s offices in Farmington Hills, Michigan, subject to reasonable travel on business in connection with the performance of your duties hereunder.

2.    Term. The term of your employment under this Agreement (the “Term”) will begin May 17, 2015 and will continue, subject to the termination provisions set forth in paragraph 5 below, until April 30, 2018. The Term shall automatically renew for successive one-year periods thereafter unless the Trust gives you written notice 90 days prior to the end of the then-current Term of its intent to allow the Term to expire. Upon the termination of your employment, you will be entitled to the termination benefits set forth in paragraph 6 below. The Trust's election not to renew the Term, following a Change in Control that occurs no more than 12 months prior to the expiration of such Term, shall be treated as a termination of your employment without Cause within twelve months following a Change in Control for purposes of paragraph 6(d). You shall have the right to terminate your employment with the Trust with Good Reason (as defined below) or for any reason at any time during the Term.

3.    Compensation.

(a)    Your initial base salary shall be at the annual rate of $400,000 payable in accordance with the Trust’s standard payroll procedures. Your base salary will be reviewed annually on a time frame consistent with the review of other executive employees, but except for decreases consistent with those applicable to the Trust’s executive officers generally, in no event shall your base salary be lower than the prior base salary paid to you by the Trust or your initial base salary.

(b)    You will also be eligible to participate in any Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust. Your STIP target potential for 2015 will not be less than 75% of your base salary (pro-rated based on service in 2015).

(c)     You will also be eligible to participate in any Long Term Incentive Plan (“LTIP”) generally available to executive officers of the Trust. Your LTIP target potential for 2015 will not be less than 125% of your base salary.

(d)    On the date of this Agreement, you will receive a grant of 15,000 restricted common shares of beneficial interest of the Trust pursuant to an award agreement in substantially the form utilized by the Trust at the time of this Agreement. Such grant will vest in five equal annual installments on the first five anniversaries of the grant date and will be pursuant to a restricted stock award agreement under the Trust’s 2012 Omnibus Long-Term Incentive Plan.

4.    Fringe Benefits.

(a)    In addition to your other compensation, during the Term you will be entitled to receive from the Trust the same employee benefits, including medical, dental, disability and life insurance and fringe benefits, as are generally made available from time to time to other executive officers of the Trust. The Trust will reimburse you for COBRA coverage until such time as you are eligible to join The Trust’s medical plan. This reimbursement will not exceed $1,640.00 per month for family coverage. In addition, during the Term your appropriate business expenses will be reimbursed in accordance with the Trust’s policies and procedures. You will be entitled to five weeks of paid vacation annually. During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers, and the Urban Land Institute. You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust.

(b)    You will be responsible for payment of applicable taxes on the compensation and benefits provided to you by the Trust.

(c)    The Trust agrees to reimburse you for reasonable moving costs and expenses associated with the relocation of you and your family from Pennsylvania to Michigan in accordance with the Trust’s policies, including the following: (i) payment for temporary housing in Michigan for a period up to 180 days; (ii) moving costs and non-recurring transactions costs related to the sale of your house in Philadelphia; (iii) customary closing costs related to the acquisition of a residence in Michigan; and (iv) reasonable costs for travel between Pennsylvania and Michigan. The total cost for these reimbursable expenses cannot exceed $125,000 and all reimbursements must be completed within 12 months after the commencement date of your employment. You will be responsible for the personal tax consequences of any portion that is considered to be an employee benefit or compensation under IRS guidelines.

5.    Termination.

(a)    Death. Your employment will terminate immediately upon your death.

(b)    Disability. Your employment will terminate immediately upon your disability. Disability shall be total and permanent disability, as defined under the Trust’s disability plan, which definition will be conclusive and binding, or if no such plan is in effect, it shall mean any long‑term disability or incapacity which (x) renders you unable, with or without reasonable accommodation, to substantially perform your duties hereunder for one hundred eighty (180) days during any 12‑month period or (y) is predicted to render you unable, with or without reasonable accommodation, to substantially perform your duties for one hundred eighty (180) days during any 12‑month period based upon the opinion of a physician.

(c)    With Cause. The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause. Such termination will be effective immediately upon such written notice. For purposes of this Agreement, termination of your employment for “Cause” means termination for your conviction of a felony or crime involving moral turpitude; embezzlement, misappropriation of Trust property or other acts of dishonesty or fraud; material breach of your duties of good faith or loyalty to the Trust; neglect of significant job responsibilities or misconduct which is not cured within 30 days of your receipt of written notice thereof; material breach of this Agreement which is not cured within 30 days of your receipt of written notice of such breach; or repeated failure or refusal, after written notice, to follow any lawful directions from the Chief Executive Officer and/or the Board of Trustees of the Trust.

(d)    Change in Control. If your employment is terminated by the Trust without Cause or you terminate your employment with Good Reason (as defined below) prior to expiration of the Term and within twelve months after a Change in Control (as defined below) and within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraph 5(e)(i) through 5(e)(v), the provisions of paragraph 6(d) below will apply. The term “Change in Control” means:

(i)    on or after the date of execution of this Agreement, any person (which, for all purposes hereof, will include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group of two or more Persons acting in concert becomes the beneficial owner, directly or indirectly, of securities of the Trust representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 40% or more of the combined voting power of the Trust’s then outstanding securities; provided that for the purposes of this Agreement (A) “voting power” means the right to vote for the election of trustees, and (B) any determination of percentage of combined voting power will be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

(ii)    a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an “Event”), in each case, in respect of which the beneficial owners of the outstanding Trust’s voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Trust and any resulting parent entity of the Trust in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Trust voting securities; or

(iii)    an Event involving the Trust as a result of which 40% or more of the members of the board of trustees of the parent entity of the Trust or the Trust are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Trust of an intention to effect the Event; or
(iv)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.
Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any payment or benefit subject to Code Section 409A, “Change in Control” means a change in the ownership or effective control of the Trust, or a change in the ownership of a substantial portion of the assets of the Trust, as described in Treas. Reg. Section 1.409A-3(i)(5), but replacing the term “Trust” for the term “Company” in such regulation.

(e)    Good Reason. You may terminate your employment for Good Reason, provided that such termination of employment occurs within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (v) of this paragraph 5(e). The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent, provided that you provide notice to the Trust of the existence of such condition within 90 days of the initial existence of the condition and the Trust does not remedy the condition within 30 days after receiving notice:

(i)    a material diminution in your authority, duties, or responsibilities;

(ii)    a material diminution in the authority, duties, or responsibilities of the Chief Executive Officer of the Trust, or the appointment prior to April 30, 2018 of a new Chief Executive Officer (other than yourself) who was previously employed by an entity acquired by the Trust;

(iii)    a material diminution in the budget over which you retain authority;

(iv)     a material change in the geographic location at which you must perform the services related to your position; or

(v)    any other action or inaction that constitutes a material breach by the Trust of this Agreement or any other material agreement to which you and the Trust are party.

6.    Termination Benefits.

(a)    The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust. Any termination payment measured by your base salary will be payable in accordance with the Trust’s normal payroll procedures commencing on the first payroll date following your termination of employment. Any payment measured by your bonus amount will be paid to you in one lump sum within the 30-day period following the six-month anniversary of the date of your termination of employment. Under any and all circumstances of termination, you shall be entitled to receive (i) payment for accrued vacation and for reimbursement of expenses incurred but not reimbursed prior to termination, in accordance with the Trust’s policies, in one lump sum within the 30-day period following the date of your termination of employment, (ii) any unpaid portion of your base salary under paragraph 3(a) above through the date of termination, payable pursuant to and in accordance with the Trust’s normal payroll procedures and (iii) any amounts accrued and due under the Trust’s benefit plans and perquisite programs through the date of termination, payable pursuant to and in accordance with the terms and conditions of such plans and programs (the “Accrued Benefits”). The Trust may withhold from any payments made under this paragraph 6 all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

(b)    If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term and paragraph 6(d) does not apply, you will be entitled to (i) the Accrued Benefits, (ii) a pro rata portion of your STIP award calculated based on the average STIP award for the previous two years, or if such termination occurs in 2015, based on the target award of 75% of base salary, payable at such time such STIP would have been paid had your employment not terminated (the “Pro Rata STIP”), and (iii) and an amount equal to eighteen months’ base salary and annual STIP award (calculated based on the average STIP award for the previous two years, or if such termination occurs in 2015, based on the target award of 75% of base salary). In addition, any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable, and the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of up to eighteen months provided, however, that if you obtain full-time employment during the 18-month period that makes you eligible for coverage under the new employer's group health plan, the Trust's obligation to pay any COBRA premiums shall cease at the end of the month in which you become eligible for coverage under the new employer's group health plan.

(c)    If your employment is terminated during the Term because of your death or disability, you will receive (i) the Accrued Benefits, (ii) an amount equal to one year’s base salary. In addition, any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable, and the Trust will reimburse you or your family on a monthly basis for any COBRA payments for health benefits for a period of up to eighteen months provided, however, that if you obtain full-time employment during the 18-month period that makes you eligible for coverage under the new employer's group health plan, the Trust's obligation to pay any COBRA premiums shall cease at the end of the month in which you become eligible for coverage under the new employer's group health plan.

(d)    If your employment is terminated by the Trust prior to expiration of the Term and within twelve months after a Change in Control without Cause or you terminate your employment for Good Reason within twelve months after a Change in Control, (i) you will receive the unpaid portion of your base salary under paragraph 3(a) above through the date of termination, (ii) you will also receive an additional amount equal to the product of 2.0 multiplied by the sum of (A) your annual base compensation, plus (B) your target STIP award, each for the calendar year in which the termination occurs; provided, that no event shall such product plus all other compensation amounts considered for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) to be contingent on the Change in Control exceed the product of 2.99 multiplied by your “base amount” within the meaning of Sections 280G(b)(3) and 280G(d) of the Code, and any applicable temporary or final regulations promulgated thereunder, or its equivalent as provided in any successor statute or regulation, (iii) any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable and (iv) the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of eighteen months provided, however, that if you obtain full-time employment during the 18-month period that makes you eligible for coverage under the new employer's group health plan, the Trust's obligation to pay any COBRA premiums shall cease at the end of the month in which you become eligible for coverage under the new employer's group health plan. Notwithstanding the reference to Section 280G of the Code in this Agreement, you shall not be entitled to any gross-up payments under this Agreement with respect to any severance payments or other payments or benefits in the event that any excise tax under the Code is imposed on you.

(e)    If the Trust elects not to renew this Agreement upon the initial expiration of the Term in April 2018, you will be entitled to an amount equal to twelve months’ base salary. In addition, upon any election of the Trust not to renew this agreement, all restricted shares remaining unvested on the date of the expiration of the then current Term will immediately vest and become exercisable.

(f)    You will have no obligation to mitigate the payment of any amounts pursuant to this paragraph 6 by seeking or obtaining other employment. The obligation of the Trust to make or cause to be made the payments provided for in this paragraph 6 and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Trust or any of its parents, subsidiaries or affiliates may have against you or others.

7.    Confidentiality/Nonsolicitation.

(a)    During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates; provided, however, that “confidential information” shall not include information which: (i) becomes generally available to the public other than as a result of your unauthorized disclosure; (ii) is disclosed to third parties without restriction with the prior permission of the Trust; or (iii) is disclosed to you by a third party who is not an affiliate or employee, or a customer or other business relation of, the Trust, and who is under no duty of non-disclosure with respect to such information. Upon termination of your employment with the Trust for any reason, you will promptly return to the Trust all confidential materials property of the Trust or its affiliates over which you exercise any control.

(b)    You will not at any time during your employment with the Trust, and for a period of one year after the termination of such employment for any reason, except in the good faith performance of your duties to the Trust, directly or indirectly, induce or solicit any employee of the

Trust to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust.

(c)    Paragraphs 7(a) and (b) above are intended to protect confidential information of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation would cause irreparable injury to the Trust, the amount of which will be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

8.    Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

9.    Miscellaneous.

(a)    This Agreement is the complete agreement between us, supersedes any prior agreements between us and may be modified only by written instrument executed by the Trust and you.

(b)    This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

(c)    The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d)    This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent, other than the assignment of economic rights under this Agreement to your estate, heirs, or beneficiaries in the case of your death or disability.

(e)    We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Trust’s Chief Executive Officer. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f)    The Trust’s obligations are contingent upon your representation and warranty that you are not bound by any agreements, restrictive covenants, court orders, laws or regulations, and that you have no obligation or commitments of any kind, that would prevent, restrict, hinder or interfere with your acceptance of full-time employment or performance of all duties and services contemplated hereunder, and also contingent upon drug testing. You also agree to complete a physical medical exam before your start date but the results of such exam shall not be a contingency of your employment.

(g)    The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(h)    You shall be entitled to indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims based on your actions or failures to act in your capacity as Chief Operating Officer of the Trust. The Trust shall provide you with directors’ and officers’ insurance which provides you with insurance coverage that is substantially equivalent to the coverage that is provided by the Trust to its other similarly-situated senior executives.

(i)    To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A (after taking into account all applicable exclusions and exemptions) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “Termination,” “Termination Date,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of your “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A (after taking into account all applicable exclusions and exemptions) and that is payable on account of your “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 8(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to the reimbursement of any costs and expenses or the provision of any in-kind benefits that are to be paid or provided to you hereunder and that are subject to the requirements of Code Section 409A (after taking into account all applicable exclusions and exemptions), (A) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that, this clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) any such reimbursement of expenses shall be made on or before the last day of your taxable year following the taxable year in which such expenses were incurred. Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which the related taxes are remitted to the applicable taxing authorities. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Trust.
(j)    In the event a nationally recognized accounting firm as shall be designated by the Trust (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Trust in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). All fees and expenses of the Accounting Firm shall be borne solely by you. The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if your Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if your Agreement Payments were so reduced, then you shall receive all Agreement Payments to which you are entitled under this Agreement.
(i)    If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Trust shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this section 8(k) shall be binding upon the Trust and you and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination or other event triggering any Payment. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: [section 6(d)(iii)(C), section 6(d)(iii)(B), section 6(d)(iii)(A), section 6(d)(ii), section 6(d)(v) and section 6(d)(iv)].
(ii)    As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Trust to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Trust to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Trust or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to the Trust together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Trust if and to the extent such payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Trust to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(iii)    For purposes hereof, the following terms have the meanings set forth be-low:
(A)    “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 24(a).
(B)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to you in the relevant tax year(s).

If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Offer expires April 17, 2015

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST.

By:    /s/ DENNIS GERSHENSON
Dennis Gershenson
Its: Chief Executive Officer

The terms of this Agreement
are accepted and agreed to
on the date set forth below:

/s/JOHN HENDRICKSON
John Hendrickson

Date: April 20, 2015

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